Amendment No. 3 to Letter Agreement

THIS AMENDMENT is made this 7th day of July, 2008, by and between Trinad Capital Master Fund, Ltd. (“Trinad”) and Driftwood Ventures, Inc. (the “Company”).

WHEREAS, the Company entered into that certain letter agreement with Trinad dated October 24, 2007 (the “Loan Agreement”), in connection with a loan from Trinad to the Company of up to a principal amount of $100,000 (the “Loan”);

WHEREAS, the Company amended the Loan Agreement on November 21, 2007 to (i) increase the principal amount of the Loan to up to $250,000 and (ii) increase the entire outstanding principal amount of the Loan and any accrued interest thereon, which shall be due and payable by the Company upon, and not prior to, a Next Financing, to an amount of not less than $500,000;

WHEREAS, the Company further amended the Loan Agreement on April 18, 2008 to (i) increase the principal amount of the Loan to up to $500,000 and (ii) increase the entire outstanding principal amount of the Loan and any accrued interest thereon, which shall be due and payable by the Company upon, and not prior to, a Next Financing, to an amount of not less than $750,000;

WHEREAS, the Company is undertaking a financing transaction in which it will sell up to $7,000,000 of senior secured convertible notes and issue up to an aggregate of 6,363,636 warrants to the purchasers of such notes (the “Financing”); and

WHEREAS, Trinad will be one of the purchasers participating in the Financing and in consideration of Trinad’s participation in the Financing each of the Company and Trinad desire that the Loan be extinguished on the closing of the Financing.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.
Termination of Loan Agreement. In consideration of Trinad’s participation in the Financing and its receipt of the notes and warrants to be issued thereunder, Trinad hereby agrees that, effective on the initial closing of the Financing, the Loan Agreement shall be deemed terminated and of no further force or effect and the Loan due thereunder, including all principal and interest, shall be deemed cancelled and extinguished with no obligation or liability of the Company for the repayment thereof.

This Amendment constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements, representations or understandings between the parties relating to the subject matter hereof. The statements and agreements in this Amendment shall be binding on the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment may be executed in any number of counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Acknowledged and agreed to:

Driftwood Ventures, Inc.

By:	/s/ Charles Bentz
Name: Charles Bentz
Title: Chief Financial Officer

Trinad Capital Master Fund, Ltd.

By:	/s/ Jay Wolf
Name: Jay Wolf
Title: Director